Exhibit 99.1

FERRELLGAS ANNOUNCES EXTENSION OF CEO TAMRIA ZERTUCHE’S

EMPLOYMENT AGREEMENT

Leadership Continuity Reinforces Company’s Commitment to Growth and Innovation

LIBERTY, MO., July 21, 2026 - Ferrellgas, the nation’s second largest propane distributor, today announced that President and Chief Executive Officer Tamria Zertuche has agreed to extend her executive employment agreement with the Company, ensuring continued executive leadership as Ferrellgas executes on its long-term strategic vision.

“Tamria has been an exceptional leader for Ferrellgas, and her continued partnership is a reflection of the confidence our organization has in the direction we are headed,” said Jim Ferrell, Chairman of the Board. “Her proven ability to lead with integrity, drive operational excellence, and inspire our team makes her the right person to lead Ferrellgas into its next chapter.”

Since assuming the role of CEO, Zertuche has guided Ferrellgas through a period of significant transformation, strengthening the company’s operational foundation, expanding its customer base, and fostering a culture of accountability and service. Under her leadership, Ferrellgas has remained focused on delivering reliable, safe, and affordable propane solutions to residential, commercial, and agricultural customers across the country.

“I am honored to continue serving the Ferrellgas team and customers who depend on us every day,” said Zertuche. “We have built tremendous momentum, and I am excited about what lies ahead. Together, we will keep investing in our people, our infrastructure, and the communities we serve.”

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at about 65,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2025, with the Securities and Exchange Commission on October 15, 2025. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Contact: Communications@Ferrellgas.com